Exhibit 99.1

Clinical Results Demonstrate High Sensitivity of Trovagene’s Urine-Based HPV Assay for the Detection of High Risk HPV and Pre-Cancerous Cervical Lesions

Large-scale study shows potential for non-invasive test to be made available to millions of women worldwide who are unscreened for the detection of cervical cancer

SAN DIEGO, Feb. 9, 2015 /PRNewswire/ — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced the presentation of clinical results from the PREDICTORS 4 trial, which demonstrate high sensitivity for the Company’s non-invasive, urine-based HPV assay when determining high-risk human papillomavirus (HPV) types and cervical lesions or cervical intraepithelial neoplasia (CIN) Grade 2/3. Jack Cuzick, Ph.D., Director, Wolfson Institute of Preventive Medicine and Head, Centre for Cancer Prevention at Queen Mary University of London, presented the study results at the European Research Organization on Genital Infection and Neoplasia (EUROGIN) 2015 Congress in Sevilla, Spain.

“The ability to reliably detect HPV in a urine sample is an important step for protecting more women against cervix cancer, as this method is likely to be better accepted by women and useable in a wide variety of situations,” stated Dr. Cuzick. “The performance of the Trovagene test indicates that this is a real possibility, and its widespread implementation in both the developed and developing world would be an important component in controlling this cancer.”

Within the PREDICTORS 4 trial, urine and cervical samples were collected from 501 women, and data from this large patient subset demonstrated that sensitivity with Trovagene’s HPV assay for cervical samples was comparable to established cervical screening tests. Sensitivity of the Trovagene HPV assay using cervical samples was 96.3% for CIN Grade 3+ and 94.5% for CIN Grade 2+. Sensitivity for urine samples was 91.4% for CIN Grade 3+ and 89.0% for CIN Grade 2+. Furthermore, detection of high risk HPV in urine was not different from cervical samples for all age groups of women in the study (18-29 yrs, 30-39 yrs and 40-69 yrs).

The study authors concluded that while there is a small loss of sensitivity in urine, the greater than 90% sensitivity for CIN Grade 3+ is still better than conventional Pap cytology, which makes this assay a good candidate to increase adoption of HPV testing, especially for women who are not currently being screened for cervical cancer.

“These results highlight the clinical performance of Trovagene’s urine-based HPV assay and demonstrate that our test could be used as an important screening tool, particularly for patients that currently do not receive an annual HPV screening exam,” stated Antonius Schuh, Ph.D.,

CEO Trovagene. “The test has high sensitivity and robust performance, and due to its non-invasive sample collection, it is ideal for women who are not screened because of the invasive nature of cervical exams or because of the limited access they have to healthcare clinics. Trovagene’s HPV assay has the potential to transform cervical cancer detection in a significant number of countries where this situation exists.”

About HPV Screening and Cervical Cancer

Screening for the detection of high risk HPV and cervical lesions is critical for reducing the incidence and morbidity of cervical cancer. The incidence of cervical cancer in the United States has declined 75% since the 1950s when widespread implementation of screening began. Still, there are approximately 30 million American women who remain unscreened. In less-developed regions such as China, India, and areas of Eastern Europe and Latin America, where a minority of these populations are screened, the incidence of cervical cancer is a major issue.  Annually, 87% of the 266,000 cervical cancer deaths occur in these less-developed regions. It is estimated that 60% of cervical cancer cases occur in women who are unscreened, therefore there is a strong need for a non-invasive HPV screening assay to expand testing around the world.

Information on the EUROGIN Conference.

The EUROGIN 2015 Congress aims at developing a full review of current scientific developments in the field of cervical cancer and human papillomavirus related diseases, raising the public health profile and increasing the need for responsible health services in this area. The event endeavors to translate scientific and evidence-based research into clinical practice.

About the Wolfson Institute of Preventive Medicine at Queen Mary University of London

Established in 1991, the Wolfson Institute is focused on academic discipline, research, the translation of research into public health strategies and their practical implementation. It has a staff of approximately 180 who are dedicated to the reduction of disease and disability, and are active in undergraduate and graduate teaching. The Institute’s aim is to be a centre of excellence in epidemiology and preventive medicine, and to advance the discipline in all its aspects.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone

Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com